UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 2, 2021

Oyster Point Pharma, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-39112	81-1030955
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

202 Carnegie Center, Suite 109

Princeton, New Jersey 08540

(Address, including zip code, of Registrants principal executive offices)

(609) 382-9032

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	OYST	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of George Eliades

On April 5, 2021, Oyster Point Pharma, Inc. (the “Company”) announced that, upon recommendation by the Corporate Governance and Nominating Committee, the Company’s board of directors (the “Board”) appointed George Eliades to serve as a director of the Company, effective April 2, 2021. The Company also announced that the Board has unanimously approved the appointment of Mr. Eliades to the Compensation Committee of the Board. Mr. Eliades’ term will expire at the Company’s 2022 annual meeting of stockholders.

Mr. Eliades has served as Senior Vice President, Corporate Development and Chief Transformation Officer of Jazz Pharmaceuticals since December 2020. From November 2007 to December 2020, Mr. Eliades was a partner at Bain & Company, where he focused primarily on advising biopharmaceutical clients. Mr. Eliades has advised multiple clients on their transformation agendas, including strategy, cost, M&A and digital driven transformation. Before joining Bain, Mr. Eliades was a consultant at Monitor Group serving global biopharmaceutical clients. Mr. Eliades serves as the Chairman of the Board of Directors for the Pulmonary Fibrosis Foundation and has also advised nonprofits in the healthcare space, including the California Life Sciences Association and the American Society of Retina Specialists.

There is no arrangement or understanding between Mr. Eliades and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Eliades and any of the Company’s other directors or executive officers. Mr. Eliades does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Eliades will be compensated in accordance with the Company’s outside director compensation policy currently in effect (the “Policy”). Pursuant to the Policy, Mr. Eliades will be entitled to receive a $40,000 annual retainer for his service on the Board and a $5,000 annual retainer for his service as a member of the Compensation Committee, prorated for the portion of the year served. In addition, pursuant to the Policy, on April 2, 2021, Mr. Eliades was granted 21,585 restricted stock units (“RSUs”) in the aggregate, consisting of 19,935 RSUs (the “Initial Award”), one-third of which will vest annually over three years, subject to continued service on the Board through each vesting date, and 1,650 RSUs (the “Additional Initial Award”), one-third of which will vest monthly on the same day of the month beginning on April 8, 2021 until the Company’s annual meeting which the Company expects to take place in June 2021 (the “Annual Meeting”), provided, however, if all of such RSUs in the Additional Initial Award are not fully vested at the Company’s next Annual Meeting, any such remaining RSUs will vest on the date of the Company’s next Annual Meeting, in each case, subject to continued service on the Board through each vesting date. In addition, Mr. Eliades will be eligible for an annual award of restricted stock units pursuant to the terms of the Policy. Mr. Eliades has also entered into the Company’s standard indemnity agreement, the form of which was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-238194), initially filed with the Securities and Exchange Commission on May 12, 2020.

Item 7.01	Regulation FD Disclosure.

On April 5, 2021, the Company issued a press release announcing the appointment of Mr. Eliades to the Board.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission made by the Company, regardless of any general incorporation language in such filing, except as otherwise expressly stated in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated April 5, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OYSTER POINT PHARMA, INC.

By:	/s/ Jeffrey Nau
Jeffrey Nau, Ph.D. M.M.S. President, Chief Executive Officer and Director

Dated: April 5, 2021